Exhibit 99.3

THE HOUSTON EXPLORATION COMPANY

News Release

Houston Exploration Announces Expiration of Tender Offer
for 7% Senior Subordinated Notes Due 2013

Houston, Texas — June 5, 2007 — The Houston Exploration Company (NYSE: THX) today announced that it will accept for payment all 7% Senior Subordinated Notes due 2013 (the “Notes”) validly tendered prior to 5:00 p.m. Eastern time on June 5, 2007 (the “Expiration Time”), pursuant to its previously announced cash tender offer and consent solicitation for the Notes (the “Offer”), which commenced on May 2, 2007.  Notes in an aggregate principal amount of $169,178,000, representing approximately 97% of the $175,000,000 principal amount outstanding, were tendered.  Houston Exploration previously accepted all consents delivered prior to 5:00 p.m. Eastern time on May 21, 2007 (the “Consent Expiration”).  The aggregate consideration payable by Houston Exploration for Notes that will be accepted for payment pursuant to the Offer is $176,884,998, which includes payment of the consent fee for all Notes tendered prior to the Consent Expiration, as well as $5,592,273 in accrued interest.  Payments to holders will be made on June 6, 2007.

Houston Exploration has executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants and to modify certain of the events of default and other provisions in the indenture. The Supplemental Indenture will become operative on June 6, 2007, pursuant to the terms and conditions of Houston Exploration’s Offer to Purchase and Consent Solicitation Statement dated May 2, 2007 (the “Offer to Purchase”). Any Notes not tendered and purchased pursuant to the Offer will remain outstanding, and the holders thereof will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.

J.P. Morgan Securities Inc. acted as the dealer manager and solicitation agent, and Georgeson Inc. was the information agent for the Offer.  Questions regarding the Offer should be directed to J.P. Morgan Securities Inc. at (212) 270-3994 (collect), attention: Laura Yachimski.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any Notes.  The Offer was made solely pursuant to the Offer to Purchase, which set forth the complete terms and conditions of the tender offer and consent solicitation.

About The Houston Exploration Company

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties.  The company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at www.houstonexploration.com.

Forward-looking Statements

This new release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Although Houston Exploration believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to vary materially from those targeted, expected or implied are more fully discussed in the company’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and in the joint proxy statement/prospectus dated May 1, 2007, with respect to its pending merger with Forest. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.

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Contact:                   The Houston Exploration Company
Melissa R. Aurelio
713-830-6887
maurelio@houstonexp.com